Exhibit 99.1

Bankrate, Inc. Appoints Steven Barnhart Senior Vice President, Chief Financial Officer

Company to Provide Fourth Quarter 2014 Business Update on March 17, 2015

NEW YORK – March 12, 2015 – Bankrate, Inc. (NYSE: RATE) announced the appointment of Steven D. Barnhart as Senior Vice President, Chief Financial Officer, effective immediately.  Mr. Barnhart has held the position of Interim Chief Financial Officer since September 2014.

“Steve has quickly integrated himself as an essential member of our senior leadership team and we are pleased to announce this transition," said Kenneth S. Esterow, Chief Executive Officer at Bankrate, Inc.

Prior to joining Bankrate in September, Mr. Barnhart was most recently Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores. Prior to that, he was CFO at Bally Total Fitness, where he oversaw the finance and technology functions. From 2003 to 2009, Mr. Barnhart served in various executive leadership roles at Orbitz Worldwide, including Chief Financial Officer, President and then Chief Executive Officer. From 1990 to 2003, Mr. Barnhart served in various finance and strategy roles for PepsiCo, and as Finance Director, Southeast Business Unit, The Pepsi Bottling Group.  Mr. Barnhart is a director at USA Technologies, Inc.

Separately, Bankrate will provide a business update on March 17, 2015, including preliminary selected financial results for the three months ended December 31, 2014.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator, and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, CreditCards.com, InsuranceQuotes.com and Caring.com, our flagship websites, and other owned and operated personal finance websites, including Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, CarInsuranceQuotes.com, Insweb.com, CreditCards.ca, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of over 600 local markets, Bankrate generates rate tables in all 50 U.S. states. Bankrate develops and provides web services to over 100 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC, and Bloomberg. In addition, Bankrate licenses editorial content to over 500 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times, and The Boston Globe.

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For more information contact:

Kayleen Yates

Senior Director, Corporate Communications

kyates@bankrate.com

(917) 368-8677